Exhibit 99.1

FOR IMMEDIATE RELEASE

Media: Debbie Mitchell (614)757-6225 debbie.mitchell@cardinalhealth.com	Investors: Sally Curley (614) 757-7115 sally.curley@cardinalhealth.com

DONALD M. CASEY JR. JOINS CARDINAL HEALTH AS CEO OF MEDICAL SEGMENT

DUBLIN, Ohio, April 10, 2012 — Cardinal Health, a leading health care services company, today announced the appointment of Donald M. Casey Jr. to lead its $9 billion medical products and services business effective April 16, 2012.

As chief executive officer (CEO) of the Medical Segment, Casey, 52, will assume full management responsibility for the company’s Medical Segment including medical-surgical products and services for hospitals, physician offices, clinical laboratories, ambulatory surgery centers, long-term care facilities and other health care providers. He will report to George S. Barrett, chairman and CEO of Cardinal Health.

“Don is an exceptionally talented professional and I’m delighted to have a health care executive of his caliber and global experience join our team. His track record of commercializing innovation, deep operational expertise and outstanding strategic leadership will be tremendous assets as we continue to grow our core businesses and expand our footprint,” said Barrett.

Casey joins Cardinal Health from the Gary and Mary West Wireless Health Institute, a non-profit research organization focused on lowering the cost of health care through novel technology solutions where he served as the organization’s first CEO. He will remain on the Institute’s board of directors.

Prior to West Health, Casey spent 24 years at Johnson & Johnson, most recently as a member of the company’s executive committee and worldwide chairman of its $10 billion Comprehensive Care Group, including its cardiovascular, diagnostic, diabetes and vision franchises.

Casey’s Johnson & Johnson career began in 1985 at McNeil Consumer Products Company where he held a number of positions in sales and marketing. Over the next two decades, he advanced through management, serving as Company Group Chairman of LifeScan and Animas Corp., Group Chairman and President of the Vision Care Franchise, President of the Johnson & Johnson-Merck joint venture, and President of eJNJ.

Casey holds Bachelor’s and Master of Business Administration degrees from the University of Notre Dame.

Casey succeeds Mike Lynch, 51, who will be leaving Cardinal Health to pursue his ambition to lead a company on his own in the Chicago area. Over the coming weeks, Lynch will work with Casey to ensure a seamless transition of leadership and will continue to support Cardinal Health on a part-time basis through September of this year.

On behalf of the Board and Cardinal Health employees, Barrett expressed his gratitude to Mr. Lynch: “We thank Mike for his many years of distinguished service to the company. His leadership to both reinvigorate the Medical Segment strategy focusing on customer needs and value creation, and to transform our operating platform and infrastructure have positioned us well

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for the long term. Mike has been an important member of our leadership team, and all of us at Cardinal Health wish him the very best in his future endeavors.”

About Cardinal Health

Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is a $103 billion health care services company that improves the cost-effectiveness of health care. As the business behind health care, Cardinal Health helps pharmacies, hospitals, ambulatory surgery centers and physician offices focus on patient care while reducing costs, enhancing efficiency and improving quality. Cardinal Health is an essential link in the health care supply chain, providing pharmaceuticals and medical products to more than 60,000 locations each day. The company is also a leading manufacturer of medical and surgical products, including gloves, surgical apparel and fluid management products. In addition, the company supports the growing diagnostic industry by supplying medical products to clinical laboratories and operating the nation’s largest network of radiopharmacies that dispense products to aid in the early diagnosis and treatment of disease. Ranked #19 on the Fortune 500, Cardinal Health employs more than 30,000 people worldwide. More information about the company may be found at cardinalhealth.com and @CardinalHealth on Twitter.